Exhibit 2.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made as of this _____ day of ____________, 2015 by and between CGR63, LLC (“63”), BRR HOLDING, LLC (“BRR”) and LM FUNDING AMERICA, INC. (“America”).

WHEREAS, 63 and BRR own all issued and outstanding equity of LM FUNDING, LLC (“LMF”);

WHEREAS America is contemplating selling common shares and warrants in an initial public offering (“IPO”);

WHEREAS, immediately prior to the registration statement for the IPO being declared effective, 63 and BRR desire to contribute all issued and outstanding equity of LMF to America;

WHEREAS, the parties intend that the contribution by 63 and BRR be taxed pursuant to IRC §351;

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Contribution. Upon the Effective Time (as hereinafter defined) BRR and 63 agree to contribute the following membership interests in LMF to America in exchange for the number of common shares of America indicated below:

Name	Transferred Interests	Shares of America
63	50	2,058,824
BRR	1	41,176

2. Representations. 63 and BRR hereby represent to America that the membership interests transferred to America hereunder are owned free and clear of all encumbrances and that after this transaction, America shall own all issued and outstanding equity of LMF. America hereby represents to 63 and BRR that all common shares issued to each of them in this transaction will, once issued in this transaction, be validly issued, fully paid and non-assessable.

3. Effective Time. The transactions set forth herein shall occur and take effect immediately prior to the registration statement for the IPO becoming effective (the” Effective Time”). The parties agree that the transfer of the above indicated membership interests of LMF to America shall occur automatically, without any further action on the part of BRR or 63, upon the registration statement for the IPO being declared effective. In the event such registration statement has not been declared effective on or before December 31, 2015, then this Contribution Agreement shall terminate and no parties shall have any rights or obligations hereunder. The parties intend that the issuance of common shares of America to BRR and 63 hereunder and the issuance of common shares and warrants in the IPO be part of one single integrated transaction such that all purchasers in the IPO, 63 and BRR shall all be part of a single group in control of America after the completion of this single integrated transaction under IRC §351.

4. Miscellaneous.

(a)	This Agreement shall be binding upon the parties hereto and their successors and assigns.

(b)	In connection with the transactions contemplated herein the parties shall execute and deliver any further instruments or documents and take such further actions as reasonably necessary to give effect to the transactions contemplated herein.

(c)	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles.

(d)	63 and BRR hereby waive any provisions in the LMF Operating Agreement (or any other document or instrument) requiring any notice or other action prior to making the contribution set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed as of the date first written above.

CGR63, LLC

By:

Its:

BRR HOLDING, LLC

By:

Its:

LM FUNDING AMERICA, INC.

By:

Its: